Exhibit 99.1

News Release

AGL Resources Names Beth Reese President of Nicor Gas

Robin Boren to succeed as president of Retail Services

ATLANTA,  June 26, 2012 – AGL Resources (NYSE: GAS) today announced the appointment of Beth Reese as president of Nicor Gas, the company’s largest natural gas utility, which serves approximately 2.2 million residential, commercial and industrial customers in northern Illinois. Nicor Gas is also the largest natural gas utility in Illinois. As president, Reese will oversee all aspects of operations for the utility.

“We are pleased to have Beth leading our largest distribution company,” said Hank Linginfelter, executive vice president, Distribution Operations for AGL Resources. “Her wealth of experience in utility operations and finance and her collaborative leadership style make her an excellent fit for this key leadership role. We are confident that under her direction Nicor Gas will continue to be a leading provider of safe, reliable and affordable natural gas service.”

Reese joined AGL Resources in 2000 and since January, 2012 has served as the president of Retail Services. She also was instrumental in leading the complex integration planning efforts in the year leading up to the merger between AGL Resources and Nicor Inc. In her tenure with AGL Resources, Reese has served as a vice president in various areas of the company, including oversight of the operational and financial planning for the company’s distribution segment as vice president of operational planning and analysis. She also has led business innovation, customer service and finance.

Prior to joining AGL Resources, she was a senior manager for the worldwide accounting and consulting firm of Deloitte LLP. Reese holds a bachelor’s degree in Business Administration and economics from St. Andrew’s Presbyterian College and earned a master of Accountancy from the University of Georgia. Reese is based in Naperville, Ill.

New Leadership for Retail Services Segment
Robin Boren will succeed Reese as president of Retail Services. Boren will be responsible for overseeing and expanding the company’s home services and solutions provided through Nicor National. The company offers a wide range of warranty repair and service plans to utility customers, both directly to end-use customers and through third-party agreements.
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“We are fortunate to have someone with Robin’s exceptional business acumen in this leadership role. Her expertise will further our efforts to capitalize on growth opportunities for the retail services business,” said Drew Evans, executive vice president and chief financial officer for AGL Resources.

Boren joined AGL Resources in May 2009 and previously served as assistant treasurer, responsible for corporate finance functions. Boren also played a key role in the company’s acquisition of Nicor Inc. in 2011, leading the debt financing and credit facility refinancing efforts for the company, totaling over $3 billion.

Prior to joining AGL Resources, Boren served as director of capital markets origination for SunTrust Robinson Humphrey.

Boren earned her master of Business Administration from the Wharton School at the University of Pennsylvania and received a bachelor’s degree in Accounting and Business Administration from Presbyterian College. Boren will be based in Naperville, Ill.

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation’s largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

About Nicor Gas
Nicor Gas, a wholly owned subsidiary of AGL Resources (NYSE: GAS), is a natural gas distribution company that serves more than two million customers in a service territory that encompasses most of the northern third of Illinois, excluding the city of Chicago. For more information, visit www.nicorgas.com.

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Contacts:         Media
Annette Martinez
Office:630-388-2781
Cell:630-918-2321
amartinez@aglresources.com

Investor Relations
Sarah Stashak
Office:404-584-4577
Cell:404-895-7634
sstashak@aglresources.com